Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman Short Term Income Properties XX, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-11 of our report dated February 25, 2013 relating to the statement of revenues over certain operating expenses of the Cooper Street Plaza for the year ended December 31, 2011, which report appears in the accompanying Current Report on Form 8-K/A of Hartman Short Term Income Properties XX, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

February 25, 2013